EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT
This EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement') is entered into and effective as of September 12, 2022 (the "Effective Date"), by and between Michael Shipton (the "Executive") and Science 37, Inc. (the "Company"). Each of the Company and Executive are a "Party" and, collectively, they are the "Parties."
RECITALS
WHEREAS, the Company desires to employ Executive pursuant to the terms of this Agreement, and Executive desires to provide personal services to the Company in return for certain compensation under this Agreement; and
WHEREAS, the Parties desire and intend that this Agreement supersede any and all prior employment agreement and understandings between Executive and the Company, or any predecessor to the Company and to provide for the employment of Executive upon the terms and conditions set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree to the following:
1.EMPLOYMENT BY THE COMPANY.

1.1Position. Subject to the terms set forth herein, the Company agrees to employ Executive in the position of Chief Commercial Officer, commencing no later than September 12, 2022 (the "Start Date"), and Executive hereby accepts such employment. This is a full-time, exempt position, and Executive will be expected to work at least forty (40) hours per week and additional hours as required by Executive's job duties.
1.2         Duties.
(a)Executive will report to the Chief Executive Officer of the Company (the "CEO"). Executive shall faithfully perform all duties related to the position or positions held by Executive and all additional duties and authority as are reasonably assigned to Executive, from time to time, by the CEO or his designee.
(b)Executive agrees that, while employed by the Company, Executive will devote Executive's full business time and Executive's best efforts and business judgment exclusively to the advancement of the business interests of the Company and to the discharge of Executive's duties and responsibilities for them. Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise, except for (i) service on non-for-profit boards, (ii) volunteer service in various civic and charitable activities, and (iii) such other activities as may be specifically approved in writing by the CEO, so long as such activities, including but not limited to (i), (ii) and (iii) in this section,

1.2(b), do not, individually or in the aggregate, interfere with the faithful performance of Executive's duties and obligations hereunder.
(c)Executive shall perform Executive's duties under this Agreement principally out of their home office. In addition, Executive shall make such business trips to such places as may be reasonably necessary or advisable as part of Executive's performance of Executive's duties for the Company.
1.3     Company Policies. Executive shall comply with all policies, standards, rules, and regulations, including any code of conduct, code of ethics, or compliance manual, of the Company (a "Company Policy" or collectively, the "Company Policies") and all applicable government laws, rules, and regulations that are now or hereafter in effect. Executive acknowledges receipt of copies of all written Company Policies that are in effect as of the date of this Agreement. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company Policies, this Agreement shall control.
2.COMPENSATION; BENEFITS.
2.1     Salary. The Company will pay Executive a base salary of $325,000 on an annualized basis, in accordance with the Company's standard payroll practices ("Base Salary"), subject to review and adjustment by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee").
2.2Annual Cash Bonus. During the period Executive is employed with the Company, Executive may be eligible to earn, for Executive's services to be rendered under this Agreement, a discretionary annual cash bonus, targeted at fifty percent (50%) of Base Salary ("Target Bonus Amount"). The Target Bonus Amount will be subject to review and adjustment by the Compensation Committee. Whether or not Executive earns any bonus will be dependent upon (a) Executive's continuous performance of services to the Company through the date any bonus is paid; and (b) the actual achievement by Executive and the Company of the applicable performance targets and goals set by the Compensation Committee for such bonus year. The annual period over which performance is measured for purposes of this bonus is January 1 through December 31, unless otherwise modified by the Compensation Committee (such period, the "Performance Period'). The Compensation Committee will determine in its sole discretion: (i) the extent of achievement of the performance goals, (ii) the amount of performance bonus, and (iii) the payment timing of any awarded performance bonus. Any bonus for less than the annual period may be pro-rated based on the number of days employed since the Start Date.

2.3Initial Grant. Executive will receive an initial grant of 300,000 Restricted Stock Units (“RSUs”) of Company common stock (the “Initial Grant”). This Initial Grant will vest in equal installments over a three-year period of 1/3rd on the first, second, and third anniversary of the grant date, subject to Executive’s continued Service to the Company through the applicable vesting dates as defined in the Company’s 2021 Incentive Award Plan (the “2021 Plan”), provided herein as Exhibit A. The Initial Grant shall also be subject to such other terms and conditions governed by the 2021 Plan.
2.4Long-Term Incentive Compensation. Executive shall be eligible to receive equity awards under the Company's equity incentive plan ("Plan") as then approved by the Compensation Committee from time to time. Executive shall be eligible to receive an annual long-term incentive compensation award

("LTI Award') beginning in 2024, with a target value on the applicable grant date of $500,000, as calculated based on the grant date fair value of such equity awards, as used by the Company for financial reporting purposes. The target value of the LTI Award is subject to change for Executive, along with similarly situated employees, at the sole discretion of the Compensation Committee. The applicable form of LTI Award (whether options, restricted stock units or any other form of equity award permitted by the Plan) and other terms of such LTI Award will be determined by the Board in its sole discretion. Any granted LTI Award shall (i) be granted under and subject to the terms of the Plan and its applicable form of award agreement as approved by the Board, and (ii) be subject to vesting as such other terms for such LTI Award as determined by the Board in its sole discretion.
2.5Benefits. Executive will be eligible to participate, on the same basis as other similarly situated employees of the Company, in all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided Executive under this Agreement (e.g., a severance pay plan). All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.
2.6Expense Reimbursement. The Company shall reimburse Executive for all other customary and appropriate business-related expenses actually incurred and documented in accordance with the Company's policies as in effect from time to time. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
3. PROPRIETARY INFORMATION INVENTIONS NON-COMPETITION AND NON-SOLICITATION OBLIGATIONS. As a condition of employment, Executive agrees to execute and abide by a Employee Proprietary Information and Inventions Agreement. attached hereto as Exhibit B (the "Proprietary Information Agreement"), which may be amended by the Parties from time to time without regard to this Agreement. The Proprietary Information Agreement contains provisions that are intended by the Parties to survive and do survive termination of this Agreement.
4.NO CONFLICT WITH EXISTING OBLIGATIONS. Executive represents that Executive's performance of all the terms of this Agreement and as an Executive of the Company do not, and will not, breach any agreement or obligation of any kind made prior to Executive's employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees thatExecutive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.
5.AT-WILL EMPLOYMENT. Executive shall be employed by the Company on an "at will" basis, meaning either the Company or Executive may terminate Executive's employment at any time, with or without cause or advance notice. Any contrary representations that may have been made to Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company on the "at will" nature of Executive's employment with the Company, which may be changed only in an express written agreement signed by Executive and a duly authorized officer of the Company. Executive's rights to any compensation following a termination shall be only as set forth in Section 6 herein.

6.EFFECT OF TERMINATION. The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter the at-will status of Executive's employment. The effective date on which Executive's employment with the Company ends for any reason shall be referred to as the "Termination Date." In the event Executive's employment ends for any reason, Executive shall be entitled to the Accrued Obligations. For purposes of this Agreement, "Accrued Obligations" are (i) Executive's accrued but unpaid salary through the Termination Date, (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company's standard expense reimbursement policies, and (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan. Executive's rights to any additional compensation following a termination shall be only as set forth below.
6.1Termination by the Company for Cause.
(a)The Company shall have the right to terminate Executive's employment with the Company at any time for Cause by giving notice as described in Section 8.1 of this Agreement. For purposes of this Agreement, "Cause" for termination shall mean that the Company has determined in its sole discretion that Executive has engaged in any of the following: (i) any act or omission by Executive which, if convicted by a court of law, would constitute a felony or a crime of moral turpitude; (ii) dishonesty or a material violation of the standards of integrity in the course of fulfilling his or her employment duties to the Company or any of its Subsidiaries; (iii) an act of insubordination or a violation of a written policy of the Company or its Subsidiaries, violation of which would be grounds for dismissal under applicable Company (or Subsidiary) policy; (iv) willful, repeated failure on the part of the Executive to perform his or her employment duties (provided that such duties are ethical and proper under applicable law) in any material respect, after reasonable written notice of such failure and Executive’s failure to correct or cure such failure within ten (10) calendar days following delivery of such notice, provided that the conduct constituting Cause is reasonably open to or capable of a cure (for instance, where the conduct does not involve a violation of trust or otherwise adversely affect the relationship between the Executive and the Company or its Subsidiaries on a going-forward basis); (v) any act or omission that is materially adverse to the interest of the Company or any its Subsidiaries, or reasonably likely to result in material harm to the Company or any its Subsidiaries; (vi) a material breach of any written agreement between Executive and the Company; (vii) a failure to comply, in any material respect, with any Company policy, code of conduct, or ethics policy; or (viii) a failure to comply in any material respect with any statute, regulation, or legal requirement applicable to Executive’s position with the Company or its business.
(b)In the event Executive's employment is terminated at any time for Cause, Executive will not receive any severance compensation or benefits, except that, pursuant to the Company's standard payroll policies, the Company shall pay to Executive the Accrued Obligations.
6.2Termination by the Company Without Cause or Due To a Change in Control.
(a)The Company shall have the right to terminate Executive's employment with the Company without Cause pursuant to this Section 6.2, at any time by giving notice as described in Section 8.1 of this Agreement.
(b)If the Company terminates Executive’s employment without Cause, then Executive shall be entitled to receive the Accrued Obligations and, subject to Executive’s compliance with the obligations in Section 6.2(c) below, Executive shall be eligible to receive, and the Company will provide to Executive, severance payments and benefits, pursuant to the Executive Severance Policy (the “Severance Policy”), which is attached hereto as Exhibit C.
(c)Executive’s receipt of severance payments and benefits shall be conditioned upon fulfillment of those obligations specified in the Severance Policy.

6.3Termination by Virtue of Death, or Disability of Executive.

(a)A termination pursuant this Section 6.3 shall not constitute a termination without Cause for purposes of receiving severance payments and benefits under the Severance Policy.
(b)In the event of Executive's death while employed pursuant to this Agreement, all obligations of the Parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company's standard payroll policies, pay to Executive's legal representatives all Accrued Obligations.
(c)Subject to applicable state and federal law, the Company shall, at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive's Disability. Termination by the Company of Executive's employment based on "Disability" shall mean termination because Executive (i) is unable due to a physical or mental condition to perform the essential functions of Executive' s position with or without reasonable accommodation (as applicable), which lasts or, based on the written certification by two licensed physicians, is expected to last at least 180 days in the aggregate during any twelve (12) month period; or (ii) is determined to be totally disabled by the Social Security Administration or qualifies for disability payments under any long term disability insurance plan. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act and other applicable law. In the event Executive's employment is terminated based on Executive's Disability, Executive will not receive any severance payments or benefits, except that, pursuant to the Company's standard payroll policies, the Company shall pay to Executive the Accrued Obligations.
6.4Cooperation With Company After Termination of Employment. Following termination of Executive's employment with or without cause, and for a period of two (2) years thereafter, Executive agrees to cooperate (a) with the Company in (i) the defense of any legal matter involving any matter that arose during Executive's employment with the Company, and (ii) all matters relating to the winding up of Executive's pending work and the orderly transfer of any such pending work to such other employees as may be designated by the Company; and (b) with all government authorities on matters pertaining to any investigation, litigation, or administrative proceeding pertaining to the Company. The Company will reimburse Executive for any reasonable travel and out of pocket expenses incurred by Executive in providing such cooperation.
7.    MEDIATION/ARBITRATION.
7.1. Scope of Mediation/Arbitration. In the event of any dispute, claim, or controversy that could otherwise be raised in court ("Claims") between Executive and the Company (including all of its current or former officers; directors; members; employees; vendors; clients; agents; parent, subsidiary, and affiliated entities; benefit plans; benefit plans' sponsors; fiduciaries; administrators; and all successors and assigns of any of them), the Parties jointly agree to submit all such Claims to binding mediation/arbitration as provided by Exhibit D of this Agreement.
8.GENERAL PROVISIONS.

8.1Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by electronic mail if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (l) day after deposit with a nationally recognized overnight courier, specifying next day delivery. All communications shall be sent to the Company at its primary office location in Durham, NC (attention of the Company's Chief Executive Officer) and to Executive at Executive's address as listed on the Company's payroll, or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other.
8.2Severability. Whenever possible, each provision of this Agreement will be interpreted so as to be fully effective and valid under applicable law. In the event that any provision of this Agreement is determined to be unenforceable in any respect as written, such provision of this Agreement is determined to be unenforceable in any respect as written, such provision will be deemed to have been automatically modified to the minimum extent necessary to make it enforceable and the provision will be enforced as so modified. If notwithstanding the preceding sentence, any provision contained in this Agreement is determined to be void or unenforceable in whole or in part or as so modified, it will not be deemed to affect or impair the validity of any other provision contained in this Agreement.
8.3Waiver and Amendment. No amendment of any provision of this Agreement shall be valid unless the amendment is in writing and signed by Executive and by the Chief Executive Officer. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or to affect in any way any rights arising by virtue of any prior or subsequent such occurrence, and no waiver shall be effective unless set forth in writing and signed by the Party against whom such waiver is asserted. If the Party against whom such waiver is asserted is the Company, no waiver shall be effective unless signed by the Chief Executive Officer.

8.4Headings. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
8.5Complete Agreement. This Agreement embodies the complete agreement and understanding between the Parties and supersedes and preempts any prior understandings, agreements or representations by the Parties, written or oral, which may relate to the subject matter hereof.
8.6Choice of Law. EXCEPT FOR THE FEDERAL ARBITRATION ACT, WHICH SHALL APPLY TO SECTION 7, the construction, validity, and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of North Carolina.
8.7Advice of an Attorney. Executive acknowledges that the Company has advised Executive to consult with an attorney regarding the content and subject matter of this Agreement.
8.8Voluntary Agreement. Executive represents that Executive has read this Agreement and understands and accepts each of its terms. Executive further represents that no representations, promises,

agreements, stipulations, or statements have been made by the Company, beyond those contained herein. Executive further represents that Executive voluntarily signs this Agreement as Executive’s own free act, and that Executive is not acting under any coercion or duress.
8.9Survival. Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the Parties will survive any such termination, termination of Executive's employment, or otherwise, for such period as may be appropriate under the circumstances.
8.10 Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any member of the Company or any successor. Any such successor will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company entity that employs Executive. Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive's estate upon death.
8.11Withholding. All amounts payable hereunder shall be subject to applicable tax withholding.
8.12Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one Party, but all of which taken together will constitute one and the same Agreement. Electronic signatures and signatures transmitted by PDF shall be equivalent to original signatures.
8.13Exhibits. All Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date provided herein.
SCIENCE 37, INC.
By: /s/ Christine Pellizzari
Name: Christine Pellizzari
Title: Chief Legal Officer

EXECUTIVE:
/s/ Michael Shipton
Name: Michael Shipton

EXHIBIT A

Science 37 Holdings, Inc. 2021 Incentive Award Plan

EXHIBIT B

Proprietary Information and Inventions Agreement

EXHIBIT C
Executive Severance Policy

EXHIBIT D

Mutual Agreement To Mediate/Arbitrate